Exhibit 21.1
The SCO Group, Inc. Listing of Subsidiaries

Ownership
Subsidiary	Location	Interest

SCO Operations, Inc.	United States	Wholly owned

SCO Global, Inc.	United States	Wholly owned

SCO Software (UK) Ltd.	United Kingdom	Wholly owned

SCO Japan, Ltd.	Japan	Wholly owned

SCO Canada, Inc.	Canada	Wholly owned

The SCO Group (Deutschland) GmbH	Germany	Wholly owned

The SCO Group (France) Sarl	France	Wholly owned

SCO Software (India) Private Ltd.	India	Wholly owned

ME Inc.	United States	Wholly owned

Cattleback Intellectual Property Holdings, Inc.	United States	Wholly owned